UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Valhi, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

April 11, 2013

To our Stockholders:

You are cordially invited to attend the 2013 annual meeting of stockholders of Valhi, Inc., which will be held on Thursday, May 30, 2013, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Steven L. Watson
President and Chief Executive Officer

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 30, 2013

To the Stockholders of Valhi, Inc.:

The 2013 annual meeting of stockholders of Valhi, Inc. will be held on Thursday, May 30, 2013, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

1.	to elect the five director nominees named in the proxy statement to serve until the 2014 annual meeting of stockholders;

2.	to approve on an advisory basis our named executive officer compensation; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 1, 2013 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 11, 2013

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 30, 2013.

The proxy statement and annual report to stockholders (including Valhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012) are available atwww.valhi.info/investor.

TABLE OF CONTENTS
Page

TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

Ownership of Valhi
Ownership of Related Companies

IN MEMORY OF GLENN R. SIMMONS.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2012 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Executive Committee
Risk Oversight
Identifying and Evaluating Director Nominees
Leadership Structure of the Board of Directors and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2014 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2012 Grants of Plan-Based Awards
No Outstanding Equity Awards at December 31, 2012
No Option Exercises or Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Tax Matters
CompX Loan from TFMC
Kronos Worldwide Loan from Contran
Related Party Loans for Cash Management Purposes
Data Recovery Program
Provision of Utility Services to TIMET
Sale of Excess Insurance Coverage to BMI
WCS Financial Assurances
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

PROPOSAL 2: NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background
Say-on-Pay Proposal
Effect of the Proposal
Vote Required

OTHER MATTERS

2012 ANNUAL REPORT ON FORM 10-K

STOCKHOLDERS SHARING THE SAME ADDRESS

REQUEST COPIES OF THE 2012 ANNUAL REPORT AND THIS PROXY STATEMENT

-i-

GLOSSARY OF TERMS

“BMI” means Basic Management, Inc., a land management company in which a wholly owned subsidiary of Tremont owns approximately 32% of the outstanding equity securities (representing 29% of the voting securities).

“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder holds its shares of our common stock.

“broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.

“CDCT” means the Contran Amended and Restated Deferred Compensation Trust, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.

“CompX” means CompX International Inc., one of our publicly held subsidiaries that manufactures security products and performance marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by NL.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“Grandchildren’s Trust” means The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and his wife, Annette C. Simmons, are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons.

“independent directors” means the following directors: Norman S. Edelcup, Thomas E. Barry and W. Hayden McIlroy.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, bar products, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held subsidiaries that is an international manufacturer of titanium dioxide products.

“named executive officer” means any person named in the 2012 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held subsidiaries that is a diversified holding company (i) of which CompX is a subsidiary and (ii) that holds a significant investment in Kronos Worldwide.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on April 1, 2013, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2013 annual meeting of our stockholders.

“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“stockholder of record” means a stockholder of our common stock who holds shares directly (either in certificate or electronic form) in its name with our transfer agent, Computershare.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of ours.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, a former publicly held sister corporation of ours of which Precision Castparts Corp. (NYSE:  PCP) purchased control on December 20, 2012 in a tender offer and subsequently on January 7, 2013 became a wholly owned subsidiary of  Precision Castparts Corp.

“Tremont” means Tremont LLC, one of our wholly owned subsidiaries.

“Valhi,” “us,” “we” or “our” means Valhi, Inc.

“VHC” means Valhi Holding Company, one of our parent corporations.

“WCS” means Waste Control Specialists LLC, an indirect privately held subsidiary of ours that is engaged in the waste management industry.

-ii-

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2013 annual meeting of stockholders to be held on Thursday, May 30, 2013, and at any adjournment or postponement of the meeting.  We are furnishing our proxy materials to holders of our common stock as of the close of business on April 1, 2013.  We initiated the mailing of our proxy materials to the holders of our common stock on or about April 11, 2013.   The proxy materials include:

•	the accompanying notice of the 2013 annual meeting of stockholders;

•	this proxy statement;

•	our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•	the proxy card (or voting instruction form if you hold your shares through a brokerage firm or other nominee and not through our transfer agent, Computershare).

We are furnishing our 2012 annual report to all of our stockholders entitled to vote at the 2013 annual meeting.  We are not incorporating the 2012 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the following, as described in this proxy statement:

•	Proposal 1 – the election of the five director nominees named in this proxy statement; and

•	Proposal 2 –the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).

In addition, stockholders will vote on any other matter that may properly come before the meeting.

Q:	How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR:

•	each of the nominees for director named in this proxy statement; and

•	the approval and adoption of proposal 2 (Say-on-Pay).

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on April 1, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 339,115,449 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	If I hold my shares through a brokerage firm or other nominee, why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

A:
We are using the SEC notice and access rules to furnish proxy materials over the internet to our stockholders who hold our common stock through a brokerage firm or other nominee.  If you hold your shares through a brokerage firm or other nominee, you can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received.  The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2012 annual report to stockholders and a voting instruction form.

Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?

A:
If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials on how to obtain the appropriate documents to vote in person at the meeting.

Q:	How do I vote if I am a stockholder of record?

A:
If you hold shares of our common stock directly (either in certificate or electronic form) with our transfer agent, Computershare, rather than through a brokerage firm or other nominee, you are a stockholder of record.  As a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/VHI;

•	vote by telephone using the voting procedures set forth on your proxy card;

•	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting.

Q:
What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or proposal 2 (Say-on-Pay)?

A:
If you are a stockholder of record (and not a brokerage firm or other nominee), the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.

Q:	If I do not want to vote my shares in person at the annual meeting, how do I vote if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares.  In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you received from your brokerage firm or other nominee.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 (Say-on-Pay) in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2 (Say-on-Pay), your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on such uninstructed proposal and your vote will be counted as a “broker/nominee non-vote.”  “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client. How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum, the requisite votes necessary to elect a director nominee or approve proposal 2 (Say-on-Pay).

Q:	Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:	Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our bylaws.

Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/VHI;

•	using the telephone voting procedures set forth on your proxy card; or

•	voting in person at the annual meeting.

Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?

A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the 2013 annual meeting that would allow a brokerage firm or nominee to vote uninstructed shares.  If a brokerage firm or other nominee receives no instruction for the election of any director nominee and proposal 2 (Say-on-Pay), such uninstructed shares will be counted as not entitled to vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting.  If a brokerage firm or other nominee receives instructions on the election of any director nominee or proposal 2 (Say-on-Pay), such instructed shares will be counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

VHC directly held approximately 92.6% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting.  If VHC attends the meeting in person or by proxy, the meeting will have a quorum present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee.  You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees.  Since director nominees need only receive a plurality of affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

VHC directly held approximately 92.6% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement.  If VHC attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?

A:
The proposed stockholder resolution contained in this proposal provides that the affirmative nonbinding advisory votes of the majority of the shares present in person or represented by proxy at the 2013 annual meeting and entitled to vote on this proposal will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

As already mentioned, VHC directly held approximately 92.6% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal.  If VHC attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?

A:
Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of the majority of the outstanding shares represented and entitled to vote at the meeting.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?

A:
If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:	Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDER

VHC is the direct holder of approximately 92.6% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay).  If VHC attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and will approve proposal 2.

SECURITY OWNERSHIP

Ownership of Valhi.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	1,840,880	(4)	*
Valhi Holding Company (3)	314,033,148	(4)	92.6%
Contran Corporation (3)	1,292,567	(4)	*
Harold Simmons Foundation, Inc. (3)	2,481,900	(4)	*
Annette C. Simmons (3)	818,514	(4)	*
The Annette Simmons Grandchildren’s Trust (3)	87,900	(4)	*
	320,554,909	(4)	94.5%

Thomas E. Barry	47,500		*
Norman S. Edelcup	118,000		*
W. Hayden McIlroy	20,500	(4)(5)	*
Steven L. Watson	87,238	(4)	*

Robert D. Graham	-0-	(4)	-0-
Bobby D. O’Brien	-0-	(4)	-0-
Gregory M. Swalwell	3,498	(4)	*
All our directors and executive officers as a group (13 persons)	320,831,645	(4)(5)	94.6%

*           Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)
The percentages are based on 339,115,449 shares of our common stock outstanding as of the record date.  NL, one of its wholly owned subsidiaries and Kronos Worldwide directly hold 10,814,370, 3,558,600 and 1,724,916 shares of our common stock, respectively.  Since NL and Kronos Worldwide are majority owned subsidiaries of us and pursuant to Delaware law, we treat the shares of our common stock that NL, its subsidiary and Kronos Worldwide hold as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of our common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

(3)	The business address of VHC, Contran, the Foundation, Harold C. and Annette C. Simmons and the Grandchildren’s Trust is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4)	Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of Kronos Worldwide common stock:

Valhi	50.0%
NL	30.4%
Annette C. Simmons	0.7%
Harold C. Simmons	0.7%
Contran	Less than 0.1%

Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of NL common stock:

Valhi	83.0%
Harold C. Simmons	2.2%
Annette C. Simmons	0.9%
Kronos Worldwide	Less than 0.1%

Dixie Rice is the direct holder of 100% of the outstanding shares of VHC common stock.  Contran is the beneficial holder of 100% of the outstanding shares of Dixie Rice common stock.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

The 1,100,541 shares of our common stock that the CDCT holds directly are in included in the number of shares of our common stock directly held by Contran.  Pursuant to the terms of the CDCT, Contran retains the power to vote the shares held by the CDCT, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.  U.S. Bank National Association serves as the trustee of the CDCT.  Contran established the CDCT as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.

Harold C. Simmons is chairman of the board and chief executive officer of NL and the chairman of the board of each of Kronos Worldwide, us, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CDCT.  Mr. Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by VHC, Contran, the Foundation, Kronos Worldwide or NL or its subsidiaries.

All of our directors or executive officers who are also directors or executive officers of VHC, Contran and the Foundation or their affiliated entities disclaim beneficial ownership of the shares of our common stock that such entities directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons.  Mrs. Simmons disclaims beneficial ownership of all shares that she does not own directly.  Mr. Simmons may be deemed to share indirect beneficial ownership of her shares.  He disclaims all such beneficial ownership.

The Grandchildren’s Trust is a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons.  Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares this trust directly holds.  Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Contran is the sole owner of our 6% series A preferred stock (non-voting) and a trust related to Harold C. Simmons is the sole owner of VHC’s 2% convertible preferred stock (non-voting).  Messrs. Harold Simmons and Watson each hold of record one director qualifying share of Dixie Rice.

We have pledged 22,000,000 shares of Kronos Worldwide common stock as security.  VHC has pledged 8,577,160 shares of our common stock as security.  NL has pledged 350,000 shares of Kronos Worldwide common stock as security.  Contran has pledged 864 shares of our 6% series A preferred stock as security.

Shares owned by Contran or its related entities or their executive officers or directors may be held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations under these accounts.  Harold C. Simmons holds 755,021 shares of our common stock, 580,366 shares of Kronos Worldwide common stock, 493,562 shares of NL common stock and 51,589 shares of CompX class A common stock in a margin account at a brokerage firm.  A family partnership of which Mr. McIlroy is a general partner holds all of its 6,500 shares of our common stock in a margin account at a brokerage firm.

The business address of Kronos Worldwide and NL is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

(5)	A family partnership of which Mr. McIlroy is a general partner holds these shares.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of Kronos Worldwide and NL.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and NL common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock			NL Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Harold C. Simmons	782,840	(4)	*	1,054,607	(4)	2.2%
Valhi, Inc.	57,990,042	(4)	50.0%	40,387,531	(4)	83.0%
NL Industries, Inc.	35,219,270	(4)	30.4%	n/a		n/a
Contran Corporation	105,372	(4)	*	-0-	(4)	-0-
Kronos Worldwide	n/a	(4)	n/a	2,000	(4)	*
Annette C. Simmons	787,876	(4)	*	426,601	(4)	*
	94,885,400	(4)	81.9%	41,870,739	(4)	86.0%

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-
Norman S. Edelcup	-0-	(4)	-0-	-0-	(4)	-0-
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-
Steven L. Watson	128,152	(4)	*	16,500	(4)	*

Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Bobby D. O’Brien	-0-	(4)	-0-	-0-	(4)	-0-
Gregory M Swalwell	-0-	(4)	-0-	-0-	(4)	-0-
All our directors and executive officers as a group (13 persons)	95,014,078	(4)	82.0%	41,887,739	(4)	86.1%

*           Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 115,906,598 shares of Kronos Worldwide common stock outstanding as of the record date.

(3)	The percentages are based on 48,668,884 shares of NL common stock outstanding as of the record date.

(4)
See footnotes 2 and 4 to the Ownership of Valhi Table above for a description of certain relationships among the individuals, entities or groups appearing in this table.  All of our directors or executive officers who are also directors or executive officers of Contran or any of its affiliated entities disclaim beneficial ownership of the shares of Kronos Worldwide or NL common stock that such entities directly or indirectly own.

Other than the shares he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all shares that his wife, Annette C. Simmons, directly or indirectly owns.  Mrs. Simmons disclaims beneficial ownership of all shares she does not own directly.

See footnote 4 to the Ownership of Valhi Table for additional disclosure regarding pledged shares and shares held in margin accounts.

Ownership of CompX.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A and B common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock			CompX Class B Common Stock (1)			CompX Class A and Class B Common Stock Combined
Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Percent of Class (2)(3)

Harold C. Simmons	361,217	(4)	15.1%	-0-	(4)	-0-	2.9%
NL Industries, Inc.	755,104	(4)	31.6%	10,000,000	(4)	100.0%	86.8%
Kronos Worldwide, Inc.	3,000	(4)	*	-0-	(4)	-0-	*
Annette C. Simmons	60,422	(4)	2.5%	-0-	(4)	-0-	*
	1,179,743	(4)	49.3%	10,000,000	(4)	100.0%	90.3%

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Norman S. Edelcup	10,000	(4)	*	-0-	(4)	-0-	*
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Steven L. Watson	14,000	(4)	*	-0-	(4)	-0-	*

Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Bobby D. O’Brien	300	(4)	*	-0-	(4)	-0-	*
Gregory M. Swalwell	-0-	(4)	-0-	-0-	(4)	-0-	-0-
All our directors and executive officers as a group (13 persons)	1,204,243	(4)	50.3%	10,000,000	(4)	100.0%	90.5%

*           Less than 1%.

(1)
Each share of CompX class B common stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes.  In certain instances, shares of CompX class B common stock are automatically convertible into shares of CompX class A common stock.

(2)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(3)	The percentages are based on 2,392,107 shares of CompX class A common stock outstanding as of the record date and 10,000,000 shares of CompX class B common stock outstanding as of the record date.

(4)	NL directly holds approximately 86.8% of the combined voting power of the outstanding shares of CompX class A and B common stock (approximately 98.4% for the election of directors).

See footnotes 2 and 4 to the Ownership of Valhi Table above for a description of certain relationships among the individuals, entities or groups appearing in this table.  All of our directors or executive officers disclaim beneficial ownership of any shares of CompX class A or class B common stock that we or Kronos Worldwide directly or indirectly own.

Other than the shares he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all shares that his wife, Annette C. Simmons, directly or indirectly owns.  Mrs. Simmons disclaims beneficial ownership of all shares she does not own directly.

See footnote 4 to the Ownership of Valhi Table for additional disclosure regarding shares held in a margin account.

IN MEMORY OF GLENN R. SIMMONS.

It is with great sadness that we inform you of the passing of Glenn R. Simmons on March 6, 2013.   At the time of his passing, Glenn had served as a director of ours since 1980.  We are grateful for the opportunity to have known him and to have worked with him.  We will miss his wise counsel and his kind, caring and soft-spoken disposition.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at five and recommends the five director nominees named in this proxy statement for election at our 2013 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2014 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the 2013 annual meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  All of our nominees have extensive senior management and policy-making experience.  Each of the nominees has served on our board of directors for at least nine years and is knowledgeable about our business.  Each of our independent directors is financially literate.  The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him for election as a director.

Thomas E. Barry, age 69, has served on our board of directors since 2000.  Dr. Barry is vice president for executive affairs at Southern Methodist University and has been a professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 2008.  Dr. Barry has also served as a director of Keystone and a member of its audit committee and management development and compensation committee since 2008.  He is a member of our audit committee and management development and compensation committee.

Dr. Barry has over 12 years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution for which he currently serves and from another publicly held corporation affiliated with us for which he currently serves.

Norman S. Edelcup, age 77, has served on our or certain of our predecessors’ boards of directors since 1975.  Since 2003, he has served as mayor of Sunny Isles Beach, Florida.  Since 2007, he also has served as a trustee for the Baron Funds, a mutual fund group, and as a director of Marquis Bank located in Coral Gables, Florida.  From 2001 to 2004, Mr. Edelcup served as senior vice president of Florida Savings Bancorp.  He served as senior vice president of Item Processing of America, Inc., a processing service bureau, from 1999 to 2000 and as chairman of the board from 1989 to 1998.  Mr. Edelcup is a certified public accountant and served as senior vice president and chief financial officer of Avatar Holdings, Inc. (formerly GAC Corporation), a real estate development firm, from 1976 to 1983; vice chairman of the board, senior vice president and chief financial officer of Keller Industries, Inc., a building products manufacturer, from 1968 to 1976; and as a senior accountant with Arthur Andersen & Co., a public accounting firm, from 1958 to 1962.  He has served as a director of CompX since prior to 2008, is chairman of its audit committee and a member of its management development and compensation committee.  He is chairman of our audit committee and management development and compensation committee.

Mr. Edelcup has over 37 years of experience on the board of directors of us or our predecessors and over 16 years on our audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting experience as the mayor of a city for which he currently serves and from other publicly and privately held entities for which he currently serves or formerly served.

W. Hayden McIlroy, age 73, has served on our board of directors since 2003.  He is a private investor, primarily in real estate.  From 1975 to 1986, Mr. McIlroy was the owner and chief executive officer of McIlroy Bank and Trust in Fayetteville, Arkansas.  He also founded other businesses, primarily in the food and agricultural industries.  Mr. McIlroy is a member of our audit committee.

Mr. McIlroy has over nine years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a privately held bank and other privately held entities for which he formerly served.

Harold C. Simmons, age 81, has served on our or certain of our predecessors’ boards of directors since 1980.  Mr. Simmons has been chairman of the board of us, Contran and Kronos Worldwide and chairman of the board and chief executive officer of NL since prior to 2008.  Mr. Simmons served as chief executive officer of Kronos Worldwide from prior to 2008 to 2009.  He also served as chairman of the board of TIMET from prior to 2008 to December 2012.  Mr. Simmons has been an executive officer or director of various companies related to us and Contran since 1961.  He serves as chairman of our executive committee.

Mr. Simmons has a long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

Steven L. Watson, age 62, has served on our board of directors since 1998.  Mr. Watson has been our chief executive officer since 2002 and our president since 1998.  He has served as Contran’s president and a director of Contran since prior to 2008.  He has also served as chief executive officer of Kronos Worldwide since 2009 and its vice chairman of the board since prior to 2008.  Mr. Watson served as TIMET’s vice chairman of the board since prior to 2008 to December 2012 and its chief executive officer from prior to 2008 to 2009.  Since prior to 2008, Mr. Watson has served as a director of CompX, Keystone and NL.  He has served as an executive officer or director of various companies related to us and Contran since 1980.  Mr. Watson serves as a member of our executive committee.

Mr. Watson has a long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Harold C. Simmons, Glenn R. Simmons and Steven L. Watson is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	81	Chairman of the Board
Steven L. Watson	62	President and Chief Executive Officer
William J. Lindquist	56	Senior Vice President
Robert D. Graham	57	Vice President
J. Mark Hollingsworth	61	Vice President and General Counsel
A. Andrew R. Louis	52	Vice President and Secretary
Kelly D. Luttmer	49	Vice President and Global Tax Director
Bobby D. O’Brien	55	Vice President and Chief Financial Officer
John A. St. Wrba	56	Vice President and Treasurer
Gregory M. Swalwell	56	Vice President and Controller

William J. Lindquist has served as our senior vice president since 1998.  Since prior to 2008, he has served as senior vice president and a director of Contran and chief executive officer of WCS.  Mr. Lindquist has served as an executive officer or director of various companies related to us and Contran since 1980.

Robert D. Graham has served as our vice president since 2002.  Since prior to 2008, he has served as vice president and general counsel of NL and vice president of Contran.    He has served as Kronos Worldwide’s executive vice president and chief administrative officer since May 2012 and previously served as its executive vice president and general counsel from 2009 to May 2012 and its vice president and general counsel from prior to 2008 to 2009. He also served as executive vice president of TIMET from prior to 2008 to December 2012 and as executive vice president of CompX from 2010 to May 2012.

J. Mark Hollingsworth has served as our vice president and general counsel since 1998.  Since prior to 2008, he has also served as vice president and general counsel of CompX and Contran and Keystone’s general counsel.  He has served as vice president of Keystone since 2009.  Mr. Hollingsworth has served as legal counsel of various companies related to us and Contran since 1983.

A. Andrew R. Louis has served as vice president and secretary of us, CompX, Kronos Worldwide and NL since 2011.  He served as secretary of us, CompX, Kronos Worldwide and NL since prior to 2008 to 2011 and of Contran since 1998.  He served as secretary of TIMET in 2008 and prior years.  Mr. Louis has served as legal counsel of various companies related to us and Contran since 1995.

Kelly D. Luttmer has served as our vice president and global tax director since 2011.  She served as our vice president and tax director from 2004 to 2011.  She also has served as vice president and global tax director of CompX, Contran, Keystone, Kronos Worldwide and NL since 2011. She served as vice president and global tax director of TIMET from 2011 to December 2012 and vice president and tax director of CompX, Contran, Kronos Worldwide, NL and TIMET from prior to 2008 to 2011 and of Keystone from 2010 to 2011.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Bobby D. O’Brien has served as our vice president and chief financial officer since 2004.  He has also served as vice president and chief financial officer of Contran since prior to 2008.  He served from 2009 to December 2012 as chief executive officer of TIMET and from prior to 2008 to December 2012 as president of TIMET.  Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

John A. St. Wrba has served as our vice president and treasurer since 2005.  Since prior to 2008, he has also served as vice president and treasurer of Contran, Kronos Worldwide and NL.  He has served as vice president and treasurer of CompX since 2011.  He served as vice president and treasurer of TIMET from prior to 2008 to December 2012.  Mr. St. Wrba has continuously served in treasury positions with various companies related to us and Contran since 2004.

Gregory M. Swalwell has served as vice president and controller of us and Contran since 1998.  He has also served as Kronos Worldwide’s executive vice president and chief financial officer since 2009 and its vice president and chief financial officer from prior to 2008 to 2009.  Since prior to 2008, he has served as vice president, finance and chief financial officer of NL. From prior to 2008 to December 2012, he served as vice president of TIMET.  Mr. Swalwell has served in financial and accounting positions with various companies related to us and Contran since 1988.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of VHC’s ownership of approximately 92.6% of the outstanding shares of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees.  While we currently have a majority of independent directors, we have chosen not to have an independent nominations or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Thomas E. Barry, Norman S. Edelcup and W. Hayden McIlroy are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE corporate governance standards for a compensation committee.

In determining that Dr. Barry has no material relationship with us other than serving as our director, the board of directors considered the following relationship:

•
as the final gift of a $20 million commitment, Annette C. Simmons, the wife of Harold C. Simmons, contributed $5.0 million in July 2010 to Southern Methodist University, of which Dr. Barry is a vice president;

•	$5.0 million is approximately 0.8% of SMU’s consolidated gross revenues and 1.0% of SMU’s consolidated gross revenues net of scholarship allowances for its fiscal year ended May 31, 2011; and

•	in February 2013, SMU announced that Harold C. and Annette C. Simmons had committed to a new gift of $25 million to SMU.

2012 Meetings and Standing Committees of the Board of Directors.  The board of directors held five meetings in 2012.  Other than Harold C. Simmons, each director participated in all of such meetings and of the 2012 meetings of the committees on which he served at the time.  Mr. Harold Simmons did not attend two of our 2012 board meetings.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  Two of our directors did not attend our 2012 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Norman S. Edelcup is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Norman S. Edelcup (chairman), Thomas E. Barry and W. Hayden McIlroy.  Our audit committee held seven meetings in 2012.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve, administer and grant awards under our equity compensation plans; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate.  The committee has not exercised this right of delegation.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Norman S. Edelcup (chairman) and Thomas E. Barry.  Our management development and compensation committee held one meeting in 2012 and took action by written consent on one occasion.

Executive Committee. The principal responsibilities of the executive committee are to take such actions as are required to manage us, within the limits provided by Delaware statutes and the board of directors.  The current members of the executive committee are Harold C. Simmons and Steven L. Watson.  Prior to his death, Glenn R. Simmons was also a member of the executive committee.  The executive committee did not hold any meetings in 2012.

Risk Oversight.  Our board of directors oversees the actions we take in managing our material risks.  Our management is responsible for our day-to-day management of risk.  The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and on our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees.  Historically, our management has recommended director nominees to the board of directors.  As stated in our corporate governance guidelines:

•	our board of directors has no specific minimum qualifications for director nominees;

•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our operations and future.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines.  The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board does consider the diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees do possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE corporate governance standards.

Leadership Structure of the Board of Directors and Independent Director Meetings.  As discussed before, Harold C. Simmons serves as our chairman of the board and Steven L. Watson serves as our chief executive officer.  Pursuant to our amended and restated corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without the participation of our other directors who are not independent.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  The board of directors believes our leadership structure is appropriate for a controlled company under the NYSE corporate governance standards.  The board of directors believes our leadership structure is appropriate because the board recognizes that while there is no single organizational structure that is ideal in all circumstances, the board believes that having different individuals serve as our chairman of the board and as our chief executive officer provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans.  In addition, the board of directors believes that since Harold C. Simmons and persons and entities related to him own, in the aggregate, a majority of our outstanding stock, his service as our chairman of the board is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term stockholder value for all of our stockholders.  In 2012, we complied with the NYSE requirements for meetings of our independent directors.

Stockholder Proposals and Director Nominations for the 2014 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 12, 2013 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2014.  Our bylaws require that the proposal set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders in accordance with the process discussed above.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For proposals or director nominations to be brought at the 2014 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 25, 2014.  Proposals and nominations should be addressed to our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2012 the management development and compensation committee was composed of Norman S. Edelcup and Thomas E. Barry.  No member of the committee:

•	was an officer or employee of ours during 2012 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2012, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, in 2012, our chairman of the board, vice chairman of the board (who died in March 2013) and president were on the board of directors of Contran and Contran employed each of them, and each served as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.valhi.net under the corporate governance section.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  For the last three years, all of our named executive officers were employed and compensated directly by, and also served as executive officers of, Contran.  For each of these years, we paid Contran fees to receive, among other things, the services of our named executive officers pursuant to certain ISAs between Contran and us or our privately held subsidiaries, which fees were approved in the aggregate by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  As a result, a portion of the aggregate ISA fees we and our privately held subsidiaries paid to Contran was paid for services provided to us and our privately held subsidiaries by our named executive officers.  The nature of the duties of each of our named executive officers is consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Pursuant to certain other ISAs, each of CompX, Kronos Worldwide and NL also paid fees to Contran for, among other things, the services our named executive officers provided to those companies, which fees were approved by the independent directors of those companies.  Additionally, we, CompX, Kronos Worldwide and NL each paid director fees in the form of cash and stock compensation to certain of our named executive officers who served on our or their board of directors.  Other than these director fees, we did not pay any compensation directly to our named executive officers.

As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the five persons whose compensation is summarized in the 2012 Summary Compensation Table in this proxy statement.  Such phrase is not intended, and does not, refer to all of our executive officers.

Nonbinding Advisory Stockholder Vote on Executive Officer Compensation.  For the 2012 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2012 proxy statement.  At the annual meeting, the resolution received the affirmative vote of 98.0% of the eligible votes.  We considered the favorable result and determined not to make any material changes to our compensation practices.

Intercorporate Services Agreements.  The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2012 under these ISAs.  Under the various ISAs among Contran and its subsidiaries and affiliates, we share the cost of the employment of our named executive officers with Contran and certain of its other publicly and privately held subsidiaries.  For our named executive officers, the portion of the annual charge we paid for each of the last three years to Contran under these ISAs attributable to each of their services is set forth in footnote 2 to the 2012 Summary Compensation Table in this proxy statement (other than Mr. Swalwell, whose first year as a named executive officer is 2012).  Footnotes 2 and 3 also set forth the cash fees and stock compensation we, Kronos Worldwide and NL paid to Mr. Harold Simmons and we, CompX, Kronos Worldwide and NL paid to Mr. Watson for each of their director services.  The amount charged under these ISAs and the cash director fees are not dependent upon our financial performance.  As discussed further below, the amounts charged under the ISAs are dependent upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  See the Director Compensation and the 2012 Grants of Plan-Based Awards sections in this proxy statement for a discussion of our director fees and the formulas by which they are determined.

We believe the cost of the services received under our ISAs with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s management, including certain of our named executive officers, estimates the percentage of time that each Contran employee, including our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us.  Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries and affiliates based on such estimated percentages.  Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of the year;

•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (25% for 2012 as compared to 24% for each of 2011 and 2010) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

The overhead factor increased in 2012 as compared to 2011 primarily as a result of increased health care costs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charges as they deemed necessary for accuracy, overall reasonableness and fairness to each company.

In the first quarter of each year, the proposed charges for that year under the ISAs with us and our privately held subsidiaries were presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the aggregate charge under these ISAs.  Among other things during such presentation, the committee was informed of:

•	the quality of the services Contran provides to us and our privately held subsidiaries, including the quality of the services our executive officers provide to us;

•	the $1.0 million charge to us and our privately held subsidiaries for the services of Harold C. Simmons as our chairman of the board;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed aggregate ISA fee to be charged to us and our privately held subsidiaries, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed aggregate ISA fee after concluding that:

•
the cost to employ the personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran under the ISAs with us and our privately held subsidiaries; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held sister or subsidiary company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran or the amount of time our named executive officers are expected to devote to us because:

o	each of our named executive officers provides services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under the ISAs with us and our privately held subsidiaries each year does not represent all of Contran’s cost of employing each of our named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee as well as the concurrence of our chief financial officer, our independent directors approved the proposed aggregate annual ISA charge under the ISAs with us and our privately held subsidiaries effective January 1, 2012, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fees are expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.  Because of this policy, the portion of the aggregate ISA fee we, NL, Kronos and CompX each paid to Contran in each of the last three years that was attributable to the services of Harold C. Simmons was limited to such $1.0 million amount.

Equity-Based Compensation.  Prior to 2010, we decided to forego the grant of any equity compensation other than the annual awards of stock to our directors as a portion of their annual retainers.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2013, other than the annual grants of stock to our directors.  See the Director Compensation and the 2012 Grant of Plan-Based Awards sections in this proxy statement for a discussion of these annual grants and the method by which the amount of such stock awards are determined.  The dollar amount of stock awards appearing in the 2012 Summary Compensation Table represents the value recognized for financial statement reporting purposes of shares of common stock that we, Kronos Worldwide and NL each granted to Messrs. Harold Simmons and Watson, and shares of class A common stock that CompX granted to Mr. Watson, in the last three years for director services.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers, if any, in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Norman S. Edelcup Chairman of our Management Development and Compensation Committee	Thomas E. Barry Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2012 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2012.  All of our named executive officers were employees of Contran for the last three years and provided their services to us and our subsidiaries pursuant to ISAs with Contran.  For a discussion of these ISAs, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2012 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Total

Harold C. Simmons	2012	$4,083,000	(2)	$35,680	(3)	$4,118,680
Chairman of the Board	2011	4,064,500	(2)	65,560	(3)	4,130,060
	2010	4,047,000	(2)	28,490	(3)	4,075,490

Steven L. Watson	2012	2,788,500	(2)	48,680	(3)	2,837,180
President and Chief Executive Officer	2011	2,303,300	(2)	79,010	(3)	2,382,310
	2010	2,291,800	(2)	39,380	(3)	2,331,180

Robert D. Graham	2012	2,340,200	(2)	-0-		2,340,200
Vice President	2011	1,344,400	(2)	-0-		1,344,400
	2010	1,340,700	(2)	-0-		1,340,700

Gregory M. Swalwell (4)	2012	1,348,600	(2)	-0-		1,348,600
Vice President and Controller

Bobby D. O’Brien	2012	1,324,100	(2)	-0-		1,324,100
Vice President and Chief Financial Officer	2011	1,058,400	(2)	-0-		1,058,400
	2010	882,700	(2)	-0-		882,700

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2012 Summary Compensation Table as salary for each named executive officer include the portion of the fees we and our subsidiaries paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us and our subsidiaries.  The ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement.  Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the proposed aggregate ISA fees from Contran to us and our privately held subsidiaries.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held sister company or subsidiary of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company.  The amounts shown in the table as salary for each of Messrs. Simmons and Watson also includes director cash compensation paid to him by us and our subsidiaries.  The components of salary shown in the 2012 Summary Compensation Table for each of our named executive officers are as follows.

	2010		2011		2012

Harold C. Simmons
ISA Fees:
CompX	$1,000,000		$1,000,000		$ 1,000,000
Kronos Worldwide	1,000,000		1,000,000		1,000,000
NL	1,000,000		1,000,000		1,000,000
Valhi	1,000,000		1,000,000		1,000,000
Director Fees Earned or Paid in Cash:
Kronos Worldwide	24,000		25,500		28,000
NL	23,000		24,500		27,000
Valhi	-0-		14,500	(a)	28,000	(a)
	$ 4,047,000		$ 4,064,500		$ 4,083,000

Steven L. Watson
ISA Fees:
CompX	$ 84,500		$ 84,500		$ 115,400
Kronos Worldwide	993,500	(b)	980,000	(b)	992,100	(b)
NL	468,000	(c)	468,000	(c)	639,000	(c)
Valhi	675,800	(d)	675,800	(d)	923,000	(d)
Director Fees Earned or Paid in Cash:
CompX	23,000		26,500		30,000
Kronos Worldwide	23,000		26,500		30,000
NL	24,000		26,500		29,000
Valhi	-0-		15,500	(a)	30,000	(a)
	$ 2,291,800		$ 2,303,300		$ 2,788,500

Robert D. Graham
ISA Fees:
CompX	$ 90,600		$ 81,000		$ 154,000
Kronos Worldwide	425,700	(b)	631,700	(b)	985,300	(b)
NL	552,600	(c)	421,100	(c)	800,600	(c)
Valhi	271,800	(d)	210,600	(d)	400,300	(d)
	$ 1,340,700		$ 1,344,400		$ 2,340,200

Gregory M. Swalwell
ISA Fees:
CompX					$ 89,900
Kronos Worldwide					404,600	(b)
NL					467,500	(c)
Valhi					386,600	(d)
					$ 1,348,600

Bobby D. O’Brien
ISA Fees:
CompX	$ 51,300		$ 61,500		$ 77,000
Kronos Worldwide	77,000		92,300		115,500
NL	236,100	(c)	283,100	(c)	354,100	(c)
Valhi	518,300	(d)	621,500	(d)	777,500	(d)
	$ 882,700		$ 1,058,400		$ 1,324,100

(a)
On May 26, 2011, we started paying director fees in the form of cash and grants of common stock to our management directors for their director services.  Previously, only our nonmanagement directors received such fees and stock for their director services.

(b)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(c)	Includes amounts allocated to EWI, a wholly owned subsidiary of NL, under the ISA between Contran and NL.

(d)	Includes amounts Contran charged pursuant to ISAs to Medite Corporation, Tall Pines, Tremont or WCS, each a privately held subsidiary of ours.

(3)
Stock awards to these named executive officers in the last three years consisted of shares of CompX, Kronos Worldwide, NL or Valhi common stock these companies granted to Messrs. Simmons and Watson for their services as directors of those companies.  See the 2012 Grants of Plan-Based Awards Table below for more details regarding the 2012 grants.  The stock awards consisted of the following:

Shares of Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Common Stock

Harold C. Simmons
500 shares of Kronos Worldwide common stock	May 10, 2012	$20.32	$10,160
1,000 shares of NL common stock	May 16, 2012	$12.45	12,450
1,000 shares of Valhi common stock	June 28, 2012	$13.07	13,070
			$35,680

1,000 shares of Kronos Worldwide common stock	May 12, 2011	$27.385	$27,385
1,000 shares of NL common stock	May 18, 2011	$16.500	16,500
1,500 shares of Valhi common stock	May 26, 2011	$14.450	21,675
			$65,560

2,000 shares of Kronos Worldwide common stock	May 13, 2010	$8.890	$17,780
1,500 shares of NL common stock	May 19, 2010	$7.140	10,710
			$28,490

Steven L. Watson
1,000 shares of CompX class A common stock	May 30, 2012	$13.00	$13,000
500 shares of Kronos Worldwide common stock	May 10, 2012	$20.32	10,160
1,000 shares of NL common stock	May 16, 2012	$12.45	12,450
1,000 shares of Valhi common stock	June 28, 2012	$13.07	13,070
			$48,680

1,000 shares of CompX class A common stock	May 25, 2011	$13.450	$13,450
1,000 shares of Kronos Worldwide common stock	May 12, 2011	$27.385	27,385
1,000 shares of NL common stock	May 18, 2011	$16.500	16,500
1,500 shares of Valhi common stock	May 26, 2011	$14.450	21,675
			$79,010

1,000 shares of CompX class A common stock	May 26, 2010	$10.890	$10,890
2,000 shares of Kronos Worldwide common stock	May 13, 2010	$8.890	17,780
1,500 shares of NL common stock	May 19, 2010	$7.140	10,710
			$39,380

The 2010 and 2011 Kronos Worldwide common stock share amounts and closing prices per share have been adjusted to give effect to Kronos Worldwide’s 2-for-1 common stock split distributed in the form of a dividend on May 20, 2011.  The 2011 Valhi common stock share amounts and closing prices per share have been adjusted to give effect to Valhi’s 3-for-1 common stock split distributed in the form of a dividend on May 10, 2012.  We valued these stock awards at the closing price of a share of the common stock on the date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)	This is the first year that Mr. Swalwell is a named executive officer.

2012 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we and certain of our subsidiaries granted to certain of our named executive officers in 2012 for their services as directors of each corporation.  No other named executive officer received any plan-based awards from us or our subsidiaries in 2012.

2012 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons
Kronos Worldwide common stock (3)	May 10, 2012	January 1, 2004	500	$10,160
NL common stock (4)	May 16, 2012	January 1, 2004	1,000	12,450
Valhi common stock (5)	June 28, 2012	May 31, 2012	1,000	13,070
				$35,680

Steven L. Watson
CompX common stock (6)	May 30, 2012	May 19, 2003	1,000	$13,000
Kronos Worldwide common stock (3)	May 10, 2012	January 1, 2004	500	10,160
NL common stock (4)	May 16, 2012	January 1, 2004	1,000	12,450
Valhi common stock (5)	June 28, 2012	May 31, 2012	1,000	13,070
				$48,680

(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by the respective management development and compensation committees of each of CompX, Kronos Worldwide, NL and us, each director elected on the day of each such issuer’s annual stockholder meeting (other than CompX’s chief executive officer and in 2012 for all of Valhi’s directors, whose 2012 shares of Valhi common stock were granted on the first business day after the listing with the NYSE of the shares issuable under the Valhi 2012 Director Stock Plan, which plan was approved by our stockholders on May 31, 2012) receives a grant of shares of such issuer’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

All of these shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table, we valued these stock awards at the closing price per share of the common stock on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.  The closing prices were:

Common Stock	Date of Grant	Closing Price on Date of Grant

CompX class A common stock	May 30, 2012	$13.00
Kronos Worldwide common stock	May 10, 2012	$20.32
NL common stock	May 16, 2012	$12.45
Valhi common stock	June 28, 2012	$13.07

(3)	Granted by Kronos Worldwide pursuant to its 2003 Long-Term Incentive Plan.

(4)	Granted by NL pursuant to its 1998 Long-Term Incentive Plan.

(5)	Granted by Valhi pursuant to its 2012 Director Stock Plan.

(6)	Granted by CompX pursuant to its 1997 Long-Term Incentive Plan.

No Outstanding Equity Awards at December 31, 2012.  At December 31, 2012, none of our named executive officers held outstanding stock options to purchase shares of our common stock (or common stock of our parent or subsidiary companies), held any rights to such shares that were subject to vesting restrictions or held any equity incentive awards for such shares.

No Option Exercises or Stock Vested.  During 2012, no named executive officer exercised any stock options or held any stock subject to vesting restrictions.  For stock awards granted to Messrs. Harold Simmons and Watson in 2012 that had no vesting restrictions, see the 2012 Grants of Plan-Based Awards Table above.

Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  The table below reflects the annual rates of their retainers for 2012.

2012 Director Retainers

Each director	$25,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)	$30,000

Other members of our audit committee	$15,000

Members of our other committees	$5,000

Additionally, our directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

The following table provides information with respect to compensation certain of our directors earned for their 2012 director services provided to us.

2012 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)		Stock Awards (3)		All Other Compensation		Total

Thomas E. Barry	$53,000		$13,070		$ -0-		$66,070
Norman S. Edelcup	68,000	(4)	13,070	(4)	-0-		81,070	(4)
W. Hayden McIlroy	48,000		13,070		-0-		61,070
Glenn R. Simmons	30,000	(5)	13,070	(5)	248,700	(5)	291,770	(5)

(1)
Certain non-applicable columns have been omitted from this table.  For compensation certain of our named executive officers earned for serving as directors of us and our subsidiaries, see the 2012 Summary Compensation Table in this proxy statement.

(2)	Represents cash retainers and meeting fees the director earned for director services he provided to us in 2012.

(3)
Represents the value of 1,000 shares of our common stock we granted to each of these directors on June 28, 2012.  For the purposes of this table, we valued these stock awards at the closing price per share of such shares on their date of grant of $13.07 consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)
In addition to the director compensation disclosed in the table that we paid him directly, Mr. Edelcup also receives compensation from CompX for his services as a director of CompX.  For 2012, Mr. Edelcup earned the following for his 2012 CompX director services:

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total

Norman S. Edelcup	$69,000	$13,000	$82,000

(a)	Represents retainers and meeting fees Mr. Edelcup received or earned for his 2012 CompX director services.

(b)
Represents the value of 1,000 shares of CompX class A common stock CompX granted to Mr. Edelcup on May 30, 2012.  For the purposes of this table, this stock award was valued at the $13.00 closing price per share of such shares on their date of grant consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(5)
The amount shown in the table as all other compensation for Mr. Glenn Simmons (who died in March 2013) represents the portion of the 2012 fees we and our privately held subsidiaries paid pursuant to ISAs with Contran for his nondirector services.

In addition to such all other compensation disclosed in the table, CompX, Kronos Worldwide and NL also paid Mr. Glenn Simmons for his director services he provided to these corporations and CompX and NL paid 2012 ISA fees to Contran a portion of which was attributable to his nondirector services.  For 2012, the amounts he earned from these corporations for his director services and the amounts of the ISA fees these corporations paid Contran that were attributable to his nondirector services are as follows:

Payor	Fees Earned or Paid in Cash (a)	Stock Awards (b)	All Other Compensation (c)	Total

CompX	$28,000	$13,000	$28,800	$69,800
Kronos Worldwide	30,000	10,160	-0-	40,160
NL	29,000	12,450	17,300	58,750
	$87,000	$35,610	$46,100	$168,710

(a)	Represents retainers and meeting fees received or earned for 2012 director services.

(b)
For the purposes of this table, these stock awards comprised the following number of shares and were valued at the following closing prices per share of such shares on their respective dates of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718:

Common Stock	Shares Granted	Date of Grant	Closing Price on Date of Grant	Dollar Value of Stock Award

CompX class A common stock	1,000	May 30, 2012	$13.00	$13,000
Kronos Worldwide common stock	500	May 10, 2012	$20.32	$10,160
NL common stock	1,000	May 16, 2012	$12.45	$12,450

(c)
Represents the respective portions of the CompX and NL 2012 ISA fees paid to Contran under their ISAs attributable to the nondirector services of Mr. Glenn Simmons.  The NL fee comprises an amount allocated to EWI, a wholly owned subsidiary of NL.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:

•
other than stock grants to directors, we do not grant equity awards to our employees, officers or other persons who provide services to us under the ISAs between Contran and us, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
certain senior employees of CompX and Kronos Worldwide are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
certain key employees of CompX and Kronos Worldwide are eligible to receive bonuses determined in part on the achievement of specified performance or financial targets based on the respective business plan for the year (with respect to CompX) or on the achievement of specified performance or financial targets (with respect to Kronos Worldwide), but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
the senior officers employed by CompX or Kronos Worldwide who are responsible for setting the specified performance or financial targets or establishing and executing such business plan are not eligible to receive such bonuses based on the business plan, but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for these bonuses regardless of the actual level of financial performance achieved;

•
our officers and other persons who provide services to us under the ISAs do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and

•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants.  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2012 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position, (b) using corporate property, information or position for improper personal gain and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of CompX, Contran, Keystone, Kronos Worldwide or NL also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as are appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer.  See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2012 ISA fees charged by Contran to us and our privately held subsidiaries.

The following table sets forth the fees paid or accrued by us and our subsidiaries to Contran in 2012 and the amount anticipated to be paid or accrued to Contran in 2013 for services Contran provided us or our subsidiaries under the various ISAs, including the services of all or our named executive officers.

Recipient of Services from Contran under an ISA	Fees Paid to Contran under the ISA in 2012		Fees Expected to be Paid to Contran under the ISA in 2013
	(In thousands)

Valhi, Inc.	$ 5,254		$ 5,779
Amcorp, Inc.	3		3
Medite Corporation	390		440
Tall Pines Insurance Company	140		157
Tremont LLC	793		879
Waste Control Specialists LLC	4,206		4,833
Total for Valhi and its privately held subsidiaries	$ 10,786		$12,091

CompX International Inc.	3,694	(1)	3,898	(1)
Kronos Worldwide, Inc.	11,235	(2)	12,862	(2)
NL Industries, Inc.	6,318	(2)	7,264	(2)
Total	$ 32,033		$ 36,115

(1)
In addition to the reported ISA charges, CompX also paid Messrs. Glenn Simmons (who died in March 2013) and Watson for their services as directors of CompX, as discussed in the 2012 Summary Compensation Table and the Director Compensation section of this proxy statement.

(2)
In addition to the reported ISA charges, Kronos Worldwide and NL each also paid Messrs. Glenn and Harold Simmons and Watson for their services as directors, as discussed in the 2012 Summary Compensation Table and the Director Compensation section of this proxy statement.

Risk Management Program.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.  Tall Pines and EWI provide for or broker the insurance policies.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company wholly owned by us.  EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Tall Pines purchases reinsurance from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) for substantially all of the risks it underwrites.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2012, Contran, Keystone and TIMET paid Tall Pines and EWI in the aggregate approximately $15.4 million.  This amount principally represents payments for insurance premiums, which include premiums or fees paid to Tall Pines and commissions or fees paid to EWI.  These amounts also include payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program.  We believe the program’s allocations of its costs among us and our related entities are reasonable.  In our opinion, the participation of Contran, Keystone and TIMET in the risk management program provides us with reduced premiums and broader coverage.  We expect that these relationships with Contran and Keystone will continue in 2013.  On December 20, 2012, TIMET ceased to participate in the group risk management program when Precision Castparts Corp. (NYSE:  PCP) purchased control of TIMET in a tender offer.  Because we believe there was no conflict of interest regarding the participation of Contran and Keystone and TIMET in the combined risk management program, our audit committee received periodic reports regarding this program but we did not ask our independent directors to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  For 2012, pursuant to our tax sharing policy with Contran, we made a net cash payment for income taxes to Contran of approximately $6.0 million.  Because the calculation of our tax payments or refunds under our tax sharing policy is determined pursuant to applicable tax law, we believe there is no conflict of interest regarding our tax sharing agreement and policies with Contran. Consequently, our independent directors received periodic reports regarding such tax sharing agreement and policies but were not asked to approve our tax agreement or policies or the resulting payments or refunds for income taxes.

CompX Loan from TFMC.  Prior to 2012, CompX purchased and/or cancelled certain shares of its class A common stock from TFMC.  CompX paid for the shares in the form of a promissory note which, as amended, bears interest at LIBOR plus 1% and provides for quarterly principal prepayments of $250,000, with the balance due at maturity in September 2014.  The promissory note is prepayable, in whole or in part, at any time at CompX’s option without penalty.  The promissory note was subordinated to CompX’s U.S. revolving bank credit facility until such facility was terminated in December 2012.  During 2012, CompX paid approximately $0.3 million of interest and $3.7 million of principal under this note.  The largest amount of principal that CompX owed to TFMC under this note was approximately $22.2 million during 2012 and the principal balance at December 31, 2012 was approximately $18.5 million.  On December 20, 2012, TIMET and its wholly owned subsidiary TFMC, ceased to be related to us when Precision Castparts Corp. purchased control of TIMET in a tender offer.  Since this loan was for other than cash management purposes, CompX’s and TIMET’s independent directors approved this term loan.

Kronos Worldwide Loan from Contran.  In February 2013, Kronos Worldwide voluntarily prepaid an aggregate $290 million principal amount under its $400 million term loan with Wells Fargo Bank, National Association, as administrative agent.  The funds for such prepayment were provided by $100 million of Kronos Worldwide’s cash on hand as well as borrowings of $190 million under a new loan from Contran.  The Contran loan allows Kronos Worldwide to borrow up to $290 million and contains terms and conditions substantially identical to the terms and conditions of the term loan, except that the Contran loan is unsecured and contains no financial maintenance covenant.  After such prepayment, an aggregate of $100 million principal amount remains outstanding under the term loan.  The largest principal amount borrowed under the Contran loan through March 31, 2013 was $190 million, and as of March 31, 2013, the outstanding principal balance under the loan was $185 million.  Through March 31, 2013, Kronos Worldwide paid Contran $1.7 million for interest on this loan.  Since the Contran loan was for other than cash management purposes, Kronos Worldwide management asked its independent directors to consider the loan and the independent directors approved the loan.

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes.  These loans and advances are entered into principally for cash management purposes pursuant to our cash management program.  When we loan funds to related parties, we are generally able to earn a higher rate of return on the loan than we would earn if the funds were invested in other instruments and, in the event we could potentially have outstanding borrowings under our own credit facility while lending to a related party, we are generally able to charge a higher interest rate on the related party loan than we would pay under our own credit facility.  While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans.  When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

We have an unsecured revolving credit facility with Contran that, as amended, provides for borrowings from Contran of up to $225 million.  The facility, as amended, bears interest at prime plus 1% (4.25% at December 31, 2012), and is due on demand, but in any event no earlier than December 31, 2014. The facility contains no financial covenants or other financial restrictions. Valhi pays an unused commitment fee quarterly to Contran on the available balance (except during periods during which Contran would be a net borrower from Valhi). In December 2012, we borrowed $157.6 million under this facility and used substantially all of the proceeds to repay an intercompany note with Kronos Worldwide (which note was eliminated in the preparation of our Consolidated Financial Statements).  At December 31, 2012, an additional $67.4 million was available for borrowings.  In 2012, we paid $89,000 of interest to Contran under this facility.  Because this facility was for cash management purposes, our independent directors received periodic reports regarding such loan from Contran, but we did not ask our independent directors to approve it or its amendments.

In 2011, we entered into an unsecured revolving demand promissory note with Contran whereby, as amended, we agreed to loan Contran up to $65 million.  Our loan to Contran bears interest at prime plus 3.0% (6.25% at December 31, 2012), payable quarterly, with all principal due on demand, but in any event no earlier than December 31, 2013. The amount of our outstanding loans to Contran at any time is at our discretion. We had loans outstanding to Contran of $11.2 million at December 31, 2011, and loaned an additional $52.8 million to Contran in 2012. In December 2012, Contran repaid the aggregate $64.0 million of borrowings, at which time the loan facility was terminated.  Contran paid us $0.8 million of interest under this note in 2012.  Because this facility was for cash management purposes, our independent directors received periodic reports regarding such loan to Contran, but we did not ask our independent directors to approve it.

Data Recovery Program.  We and Contran participate in a combined information technology data recovery program that Contran provides from a data recovery center that it established.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group share information technology data recovery services.  The program apportions its costs among the participating companies.  Kronos Worldwide, WCS and EWI paid Contran $93,000, $45,000 and $24,000, respectively, for such services in 2012.  We expect that these relationships with Contran will continue in 2013.  Because we believe there is no conflict of interest regarding our participation in the combined information technology data recovery program, our independent directors received periodic reports regarding such program, but we did not ask our independent directors to approve it.

Provision of Utility Services to TIMET.  Basic Management, Inc., a corporation in which Tremont (one of our wholly owned subsidiaries) indirectly holds approximately 32% of the combined common stock, provides utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) to TIMET and other manufacturers within an industrial complex located in Nevada.  The other owners of BMI are generally the other manufacturers located within the complex.  BMI provides power transmission and sewer services on a cost reimbursement basis, similar to a cooperative, while water delivery is currently provided at the same rates as are charged by BMI to an unrelated third party.  During 2012, TIMET paid BMI for these utility services approximately $1.8 million.  While we do not control BMI, we believe this agreement was at market rates and our independent directors received periodic reports regarding such utility services provided to TIMET by BMI.

Sale of Excess Insurance Coverage to BMI.  BMI maintains insurance coverage for the common area environmental remediation activities within the industrial complex located in Henderson, Nevada with participation from numerous manufacturers within the industrial complex, including TIMET.  In December 2011, after approval by TIMET’s independent directors, TIMET sold a portion of its excess insurance reserve limit under such insurance policy to BMI for $2.8 million.  As consideration for the sale, BMI paid TIMET $1.4 million in cash and issued a $1.4 million promissory note to TIMET that:

•	matured on December 31, 2012;

•	bore interest at an annual rate of 3.00%; and

•	did not have prepayment penalties.

This amount was paid as scheduled in December 2012.  The terms of the sale were comparable with then-recent negotiations for a similar transaction between BMI and other unrelated third party manufacturers within the same industrial complex, and BMI completed such transaction with the other unrelated third party in January 2012 on those comparable terms.  Additionally, if at any time through December 2013 BMI were to purchase excess insurance limits from any of the other manufacturers within the industrial complex at a price per dollar of coverage in excess of the price per dollar of coverage inherent in TIMET’s sale to BMI, BMI is obligated to pay TIMET such excess price per dollar of coverage as additional consideration for its sale.  Through December 31, 2012, no such additional purchases had occurred, and therefore no such additional payments have been made to TIMET.  Our independent directors received periodic reports regarding such sale by TIMET of its excess insurance coverage to BMI.

WCS Financial Assurances.  WCS is required to provide financial assurances to Texas government agencies with respect to certain decommissioning obligations related to the WCS’s facilities in West Texas.  Such financial assurances may be provided by various means.  We and certain of our affiliates have provided or assisted WCS with such financial assurances.

VHC has guaranteed certain of WCS’s decommissioning obligations, currently estimated at $5.5 million, related to its Resource Conservation and Recovery Act, or RCRA, and Toxic Substances Control Act, or TSCA, licenses and permits.  VHC’s obligations would arise only upon the closure of the licensed facilities and WCS’s failure to perform the required decommissioning activities.  We do not currently expect VHC will be required to perform under such guarantee for the foreseeable future.

Contran has issued a letter of credit under its bank credit facility to the state of Texas related to specified decommissioning obligations associated with WCS’s radioactive byproduct facility.  At December 31, 2012, the amount of such letter of credit was $5.9 million.  The letter of credit would only be drawn down upon the closure of WCS’s byproduct facility and WCS’s failure to perform the required decommissioning activities.  We do not currently expect that the letter of credit will have to be drawn down for the foreseeable future.  WCS has agreed to reimburse Contran for the costs of providing the letter of credit and incurred related costs of $0.1 million in 2012.

One of WCS’s required financial assurances for the decommissioning of its low-level radioactive waste facilities is a $23.4 million surety bond.  A third-party insurance company issued the bond on WCS’s behalf for the benefit of the state of Texas.  The surety bond required WCS to make an initial $500,000 payment into a collateral account prior to issuance of the surety bond, and also requires WCS to make quarterly cash payments of $500,000 into such collateral account starting in the first quarter of 2012 until the collateral account reaches $20.0 million.  At December 31, 2012, WCS had made all of the required quarterly payments into the collateral account.  Contran, Valhi and certain other subsidiaries of Contran have guaranteed WCS’s obligations under the surety bond.   The guaranty obligations are triggered upon WCS’s failure to make the required quarterly payments into the collateral account.  We do not currently expect that Contran, Valhi and such other Contran subsidiaries will be required to perform under such guarantee for the foreseeable future.

During 2012, VHC pledged certain of its marketable securities as collateral for the benefit of the state of Texas related to decommissioning obligations, currently estimated at $49.2 million, associated with WCS’s low-level radioactive waste disposal facilities.  The pledged marketable securities would only be liquidated upon a closure of the licensed facilities and WCS’s failure to perform the required decommissioning activities.  We do not currently expect that such marketable securities will be required to be liquidated for the foreseeable future.  Such marketable securities would be released in 2016 upon WCS’s payment of approximately $122.4 million into a collateral trust.  WCS has agreed to pay a collateral fee for the pledge of the collateral, and WCS paid $0.7 million to VHC  in 2012.  In November 2012, upon the release from the pledge of these marketable securities, Valhi pledged certain of its marketable securities to replace the securities previously pledged, on similar terms and conditions as the marketable securities previously pledged by VHC.

With respect to all of the matters described above with respect to WCS, because we believe there is no conflict of interest regarding the financial assurances we and certain of our affiliates have provided, our independent directors received periodic reports regarding such financial assurances but we did not ask our independent directors to approve such assurances provided to WCS.

Simmons Family Matters.  In addition to the services he provides under the ISAs with us and our subsidiaries as discussed under the Intercorporate Services Agreements section above, certain family members of Harold C. Simmons also provide services to us through Contran pursuant to these ISAs.  In 2012, Glenn R. Simmons (a brother of Harold Simmons who died in March 2013) and L. Andrew Fleck (a step-son of Harold Simmons) provided certain executive and real property management services, respectively, to us pursuant to these ISAs.  The portion of the fees we and our subsidiaries paid to Contran in 2012 pursuant to these ISAs for the services of Mr. Fleck was $224,000.  See the Director Compensation Table in this proxy statement for 2012 director compensation and ISA charges related to Mr. Glenn Simmons.  The Intercorporate Services Agreements section of this proxy statement provides a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2012 ISA fee Contran charged us.  We expect similar compensation expenses and ISA charges regarding Mr. Fleck for 2013.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.valhi.net under the corporate governance section.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2012.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm or the committee, including the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2012 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Norman S. Edelcup Chairman of our Audit Committee	Thomas E. Barry Member of our Audit Committee	W. Hayden McIlroy Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2012.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2013.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2013 and the first quarter of 2014; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2013.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that PwC has billed or is expected to bill to us, NL, Kronos Worldwide or CompX for services rendered for 2011 and 2012 that our audit committee authorized for us and our privately held subsidiaries and the NL, Kronos Worldwide or CompX audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries.  Additional fees for 2012 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2012 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, we have similarly adjusted the audit fees shown for 2012 from the amounts disclosed in our 2012 proxy statement.

Entity (1)	Audit Fees (2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees	Total
	(in thousands)
Valhi and Subsidiaries
2011	$ 452	$ 6	$ -0-	$ -0-	$ 458
2012	$ 513	$ -0-	$ -0-	$ -0-	$ 513

NL and Subsidiaries
2011	354	-0-	-0-	-0-	354
2012	388	-0-	-0-	-0-	388

Kronos Worldwide and Subsidiaries
2011	2,178	68	30	-0-	2,276
2012	2,310	54	9	-0-	2,373

CompX and Subsidiaries
2011	718	10	9	-0-	737
2012	779	-0-	9	-0-	788

Total
2011	$ 3,702	$ 84	$ 39	$ -0-	$ 3,825
2012	$ 3,990	$ 54	$ 18	$ -0-	$ 4,062

(1)	Fees are reported without duplication.

(2)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and, as applicable, of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

CompX’s 2011 amount for audit fees includes $25,000 CompX incurred as a result of its 2011 acquisition of Mediamounts Ltd.

(3)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(4)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries other than our publicly held subsidiaries and their respective subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2012, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries, other than our publicly held subsidiaries and their subsidiaries, in compliance with our amended and restated preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2
NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background.  Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal.  On May 31, 2012, our stockholders approved, on a nonbinding advisory basis, an annual Say-on-Pay.  The next nonbinding stockholder advisory vote on a Say-on-Pay proposal will be at our 2014 annual meeting of stockholders and the next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2017 annual meeting of stockholders.

Say-on-Pay Proposal.  This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation.  The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers.  This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general.  Our board of directors requests that each stockholder cast a nonbinding advisory vote to adopt the following resolution:

RESOLVED, that, by the affirmative vote of the majority of shares present in person or represented by proxy at the 2013 annual meeting and entitled to vote thereon, the stockholders of Valhi, Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2012 Summary Compensation Table in the 2013 annual meeting proxy statement of Valhi, Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.

Effect of the Proposal.  The Say-on-Pay proposal is nonbinding and advisory.  Our stockholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.

Vote Required.  Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal.  The proposed resolution provides that the affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

As already disclosed, VHC is the direct holder of 92.6% of the outstanding shares of our common stock as of the record date and has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement. If VHC attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2012 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is included as part of the annual report furnished to our stockholders with this proxy statement and may also be accessed on our website at www.valhi.net.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:

•	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or

•	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2012 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2012 annual report to stockholders or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Valhi, Inc.

Dallas, Texas
April 11, 2013

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 30, 2013.

The proxy statement and annual report to stockholders (including Valhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012) are available atwww.valhi.info/investor.

Dear Stockholder:

Valhi, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Valhi, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VALHI, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2013

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2013 Annual Meeting of Stockholders (the “Meeting”) of Valhi, Inc., a Delaware corporation (“Valhi”), to be held at Valhi’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 30, 2013, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2 (Say-on-Pay), the agents will vote “FOR” each such nominee for election as a director and “FOR” proposals 2.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 30, 2013.

Vote by Internet • Go to www.investorvote.com/VHI • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Director Nominees:
		For	Withhold				For	Withhold		For	Withhold
	01 – Thomas E. Barry	☐	☐	02 – Norman S. Edelcup			☐	☐	03 – W. Hayden McIlroy	☐	☐
	04 – Harold C. Simmons	☐	☐	05 – Steven L. Watson			☐	☐

				For	Against	Abstain
2.	Nonbinding advisory vote approving named executive officer compensation			☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

B  Non-Voting Items
Change of Address - Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted.  — Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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